Exhibit 99.1

Press Release

Star Holdings Reports Fourth Quarter and Fiscal Year 2023 Results

NEW YORK, February 27, 2024

Star Holdings (NASDAQ: STHO) announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2023 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders was $66.1 million for the fourth quarter, and ($196.4) million for the year. Earnings (loss) per share was $4.96 for the fourth quarter, and ($14.74) for the year. These results reflect a non-cash market-to-market adjustment with respect to our investment in approximately 13.5 million shares of SAFE of $75.7 million, which increased earnings per share by $5.69, for the quarter, and ($171.4) million which decreased earnings per share by ($12.87), for the year.

During the fourth quarter, the Company monetized $26.2 million of land and development assets, consisting primarily of a land parcel at Asbury Park and 71 lots at Magnolia Green. Additionally, the Company transferred an ownership interest in a subsidiary land owner to a third-party venture and in exchange received a $10.6 million mezzanine note for the development of a multifamily project in Asbury Park, NJ. In addition to the Company’s mezzanine loan, the venture capitalized the project with third-party capital including $21.0 million of equity and a non-recourse $80.0 million senior construction loan, for which a subsidiary of the Company provided a completion and carry guaranty. The Company voluntarily repaid an additional $19.8 million of its Margin Loan Facility, resulting in a principal balance of $81.9 million at year end.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-K for the year ended December 31, 2023 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com

Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com